Exhibit 3.1

ARTICLES OF INCORPORATION

OF

CATALYST BANCORP, INC.

Article 1. Name. The name of the corporation is Catalyst Bancorp, Inc. (hereinafter referred to as the “Corporation”).

Article 2. Nature of Business. The purpose of the Corporation is to engage in any lawful business or activity in which a corporation may engage under the laws of the State of Louisiana. The Corporation is incorporated under the provisions of the Louisiana Business Corporation Act, as amended (the “LBCA”).

Article 3. Duration. The term of the existence of the Corporation shall be perpetual.

Article 4. Capital Stock.

A.            Authorized Amount. The total number of shares of capital stock which the Corporation has authority to issue is 35,000,000, of which 5,000,000 shall be serial preferred stock, par value $.01 per share (hereinafter the “Preferred Stock”), and 30,000,000 shall be common stock, par value $.01 per share (hereinafter the “Common Stock”). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of shareholders. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor.

B.            Common Stock. Except as provided in this Article 4 (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall be vested in the Common Stock, with each holder thereof being entitled to one vote for each share of such Common Stock standing in the holder’s name on the books of the Corporation, except as provided in Article 10. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.

C.            Authority of Board to Fix Terms of Preferred Stock. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series and to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of the Preferred Stock or any series thereof that may be desired.

Article 5. Incorporator. The name and mailing address of the sole incorporator is as follows:

Name	Address
St. Landry Homestead Federal Savings Bank	235 N. Court Street, Opelousas, Louisiana 70590

Article 6. Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

A.            Number. Except as otherwise increased from time to time by the exercise of the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors of the Corporation shall be no less than five and no more than 15, as specified in the Corporation’s Bylaws, as may be amended from time to time.

B.           Classification and Term. The Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. At each annual meeting of shareholders, the directors elected to succeed those in the class whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders and when their respective successors are elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders and vacancies created with respect to any directorship of the directors so elected may be filled in the manner specified by the terms of such Preferred Stock.

C.            No Cumulative Voting. Shareholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

D.           Vacancies. Except as otherwise fixed pursuant to the provisions of Article 4 hereof relating to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he was appointed shall expire and until his successor is elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

E.            Removal. Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office without cause by an affirmative vote of not less than 75% of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose and may be removed from office with cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to the Corporation. At least 30 days prior to such meeting of shareholders, written notice shall be sent to the director whose removal will be considered at the meeting.

F.            Nominations of Directors. Nominations of candidates for election as directors at any annual meeting of shareholders may be made (a) by, or at the direction of, a majority of the Board of Directors or (b) by any shareholder entitled to vote at such annual meeting. Only persons nominated in accordance with the procedures set forth in this Article 6.F shall be eligible for election as directors at an annual meeting. Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting in accordance with the procedures set forth in this Article 6.F shall be provided for use at the annual meeting.

Nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Article 6.F. To be timely, a shareholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than (x) 120 days prior to the anniversary date of the initial mailing of proxy materials or a notice of the meeting by the Corporation in connection with the immediately preceding annual meeting of shareholders of the Corporation or (y), with respect to the first annual meeting of shareholders of the Corporation, which is expected to be held in May 2022, notice must be provided by December 15, 2021. Such shareholder’s notice shall set forth (1) the name, age, business address and residence address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (2) the principal occupation or employment of the shareholder submitting the notice and of each person being nominated; (3) the class and number of shares of the Corporation’s stock which are Beneficially Owned (as defined in Article 9.A. hereof) by the shareholder submitting the notice, by any Person who is Acting in Concert with or who is an Affiliate or Associate of such shareholder (as such capitalized terms are defined in Article 9.A. hereof), by any Person who is a member of any group with such shareholder with respect to the Corporation stock or who is known by such shareholder to be supporting such nominee(s) on the date the notice is given to the Corporation, by each person being nominated, and by each Person who is in control of, is controlled by or is under common control with any of the foregoing Persons (if any of the foregoing Persons is a partnership, corporation, limited liability company, association or trust, information shall be provided regarding the name and address of, and the class and number of shares of Corporation stock which are Beneficially Owned by, each partner in such partnership, each director, executive officer and shareholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each Person controlling such entity and each partner, director, executive officer, shareholder, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust); (4) a representation that the shareholder is and will continue to be a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (5) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (6) such other information regarding the shareholder submitting the notice, each nominee proposed by such shareholder and any other Person covered by clause (3) of this paragraph as would be required to be included in a proxy statement filed pursuant to the proxy rules of the U.S. Securities and Exchange Commission, whether or not the Corporation’s common stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (7) the consent of each nominee to serve as a director of the Corporation if so elected. At the request of the Board of Directors, any person nominated by, or at the direction of, the Board for election as a director at an annual meeting shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee.

The Board of Directors may reject any nomination by a shareholder not timely made in accordance with the requirements of this Article 6.F. If the Board of Directors, or a designated committee thereof or other authorized individual, determines that the information provided in a shareholder’s notice does not satisfy the informational requirements of this Article 6.F. in any material respect, the Secretary of the Corporation or a duly authorized representative of the Corporation shall promptly notify such shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the shareholder, as the Board of Directors or such committee or other authorized individual shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee or other authorized individual reasonably determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of this Article 6.F. in any material respect, then the Board of Directors may reject such shareholder’s nomination. The Secretary of the Corporation or a duly authorized representative of the Corporation shall notify a shareholder in writing whether his nomination has been made in accordance with the time and informational requirements of this Article 6.F. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee or other authorized individual makes a determination as to the validity of any nominations by a shareholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article 6.F. If the presiding officer determines that a nomination was made in accordance with the terms of this Article 6.F., he shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such nominee. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article 6.F., he shall so declare at the annual meeting and the defective nomination shall be disregarded.

Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Article 6.F shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

G.            Discharge of Duties. In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual directors shall, in considering the best interests of the Corporation, consider the effects of any action upon the employees of the Corporation and its subsidiaries, the depositors and borrowers of any insured institution subsidiary, the communities in which offices or other establishments of the Corporation or any subsidiary are located and all other pertinent factors.

Article 7. No Preemptive Rights. No holder of the capital stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of a dividend.

Article 8. Indemnification, etc. of Officers, Directors, Employees and Agents.

A.            Personal Liability of Directors and Officers. The personal liability of a director or officer of this Corporation to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, or otherwise, shall be limited or eliminated to the fullest extent permitted by Section 1-832 of the LBCA (R.S. 12:1-832) and any other provision of applicable law, as amended or supplemented from time to time.

B.            Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law including, but not limited to, Subpart E of Part 8 of the LBCA.

C.            Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 8 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D.           Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E.            Insurance. The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.

F.            Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 8.

G.            Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H.            Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is either (i) authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office, or (ii) required by the LBCA.

Article 9. Meetings of Shareholders and Shareholder Proposals

A.           Definitions.

(a) Acquire. The term “Acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(b) Acting in Concert. The term “Acting in Concert” means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person will be presumed to be Acting in Concert with members of the Person’s Immediate Family.

(c) Affiliate. An “Affiliate” of, or a Person “affiliated with,” a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(d) Associate. The term “Associate” used to indicate a relationship with any Person means:

(i) Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation), or any subsidiary or parent thereof, of which such Person is a director, officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities;

(ii) Any trust or other estate in which such Person has a 10% or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Corporation or a Subsidiary of the Corporation in which such Person has a 10% or greater beneficial interest or serves as a trustee or in a similar fiduciary capacity;

(iii) Any relative or spouse of such Person (or any relative of such spouse) who has the same home as such Person or who is a director or officer of the Corporation or a Subsidiary of the Corporation (or any subsidiary or parent thereof); or

(iv) Any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate or Associate of such Person serves as investment advisor.

(e) Beneficial Owner (including Beneficially Owned). A Person shall be considered the “Beneficial Owner” of any shares of stock (whether or not owned of record):

(i) With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (A) voting power, including the power to vote or to direct the voting of such shares of stock, and/or (B) investment power, including the power to dispose of or to direct the disposition of such shares of stock;

(ii) Which such Person or any Affiliate or Associate of such Person has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (B) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time); or

(iii) Which are Beneficially Owned within the meaning of clause (i) or (ii) of this Article 9.A(e) by any other Person with which such first-mentioned Person or any of its Affiliates or Associates either (A) has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any Substantial Part, of the assets or business of the Corporation or a Subsidiary of the Corporation, or (B) is Acting in Concert. For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Article 9 of the outstanding Voting Shares, such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be Beneficially Owned by such Person pursuant to the foregoing provisions of this Article 9.A(e), but shall not include any other Voting Shares which may be issuable in such manner.

(f)       Immediate Family. The term “Immediate Family” shall mean a Person’s spouse, father, mother, children, brothers, sisters and grandchildren; the father, mother, brothers and sisters of the Person’s spouse; and the spouse of the Person’s child, brother or sister.

(g) Offer. The term “Offer” shall mean every offer to buy or acquire, solicitation of an offer to sell, tender offer or request or invitation for tender of, a security or interest in a security for value; provided that the term “Offer” shall not include (i) inquiries directed solely to the management of the Corporation and not intended to be communicated to shareholders which are designed to elicit an indication of management’s receptivity to the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price, or (ii) non-binding expressions of understanding or letters of intent with the management of the Corporation regarding the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price.

(h) Person. The term “Person” shall mean any individual, partnership, corporation, association, trust, group or other entity. When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, associate or group shall be deemed a “Person.”

(i) Substantial Part. The term “Substantial Part” as used with reference to the assets of the Corporation or of any Subsidiary means assets having a value of more than 10% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent fiscal year ending prior to the time the determination is being made.

(j) Subsidiary. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Person in question.

(k) Voting Shares. “Voting Shares” shall mean shares of the Corporation entitled to vote generally in an election of directors.

(l) Certain Determinations With Respect to Article 9. A majority of the directors shall have the power to determine for the purposes of this Article 9, on the basis of information known to them and acting in good faith: (A) the number of Voting Shares of which any Person is the Beneficial Owner, (B) whether a Person is an Affiliate or Associate of another, (C) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of “Beneficial Owner” as hereinabove defined, and (D) such other matters with respect to which a determination is required under this Article 9.

(m) Directors, Officers or Employees. Directors, officers or employees of the Corporation or any Subsidiary thereof shall not be deemed to be a group with respect to their individual acquisitions of any class of equity securities of the Corporation solely as a result of their capacities as such.

B.            Special Meetings of Shareholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of the shareholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chief Executive Officer, or (iii) by Persons who Beneficially Own an aggregate of at least 50% of the outstanding Voting Shares.

C.            Action Without a Meeting. Any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if consent in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and filed with the Secretary of the Corporation as part of the corporate records.

D.            Shareholder Proposals. At an annual meeting of shareholders, only such new business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting by, or at the direction of, (a) the Board of Directors or (b) any shareholder of the Corporation who complies with all the requirements set forth in this Article 9.D.

Proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Article 9.D. For shareholder proposals to be included in the Corporation’s proxy materials, the shareholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act (or any successor regulation), whether or not the Corporation’s common stock is registered under the Exchange Act. With respect to shareholder proposals to be considered at the annual meeting of shareholders but not included in the Corporation’s proxy materials, the shareholder notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than (x) 120 days prior to the anniversary date of the initial mailing of proxy materials or of a notice of the meeting by the Corporation in connection with the immediately preceding annual meeting of shareholders of the Corporation or (y), with respect to the first annual meeting of shareholders of the Corporation, which is expected to be held in May 2022, notice must be provided by December 15, 2021. Such shareholder’s notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (1) a description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business and, to the extent known, any other shareholders known by such shareholder to be supporting such proposal, (3) the class and number of shares of the Corporation’s stock which are Beneficially Owned (as defined in Article 9.A. hereof) by the shareholder submitting the notice, by any Person who is Acting in Concert with or who is an Affiliate or Associate of such shareholder (as such capitalized terms are defined in Article 9.A. hereof), by any Person who is a member of any group with such shareholder with respect to the Corporation stock or who is known by such shareholder to be supporting such proposal on the date the notice is given to the Corporation, and by each Person who is in control of, is controlled by or is under common control with any of the foregoing Persons (if any of the foregoing Persons is a partnership, corporation, limited liability company, association or trust, information shall be provided regarding the name and address of, and the class and number of shares of Corporation stock which are Beneficially Owned (as defined in Article 9.A. hereof) by, each partner in such partnership, each director, executive officer and shareholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each Person controlling such entity and each partner, director, executive officer, shareholder, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust), (4) the identification of any person retained or to be compensated by the shareholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to shareholders for the purpose of assisting in the passage of such proposal and a brief description of the terms of such employment, retainer or arrangement for compensation, and (5) any material interest of the shareholder in such business.

The Board of Directors may reject any shareholder proposal not timely made in accordance with the terms of this Article 9.D. If the Board of Directors, or a designated committee thereof or other authorized individual, determines that the information provided in a shareholder’s notice does not satisfy the information requirements of Article 9.D. in any material respect, the Secretary of the Corporation or a duly authorized representative of the Corporation shall promptly notify such shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time not to exceed five days from the date such deficiency notice is given to the shareholder as the Board of Directors or such committee or other authorized individual shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee or other authorized individual determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of this Article 9.D. in any material respect, then the Board of Directors may reject such shareholder’s proposal. The Secretary of the Corporation or a duly authorized representative of the Corporation shall notify a shareholder in writing whether his proposal has been made in accordance with the time and informational requirements of this Article 9.D. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee or other authorized individual makes a determination as to the validity of any shareholder proposal, the presiding officer of the meeting of shareholders shall determine and declare at the meeting of shareholders whether the shareholder proposal was made in accordance with the terms of this Article 9.D. If the presiding officer determines that a shareholder proposal was made in accordance with the terms of this Article 9.D., he shall so declare at the meeting of shareholders and ballots shall be provided for use at the meeting with respect to any such proposal. If the presiding officer determines that a shareholder proposal was not made in accordance with the terms of this Article 9.D., he shall so declare at the meeting of shareholders and any such proposal shall not be acted upon at the meeting of shareholders.

This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the Board of Directors, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.

Article 10. Restrictions on Offers and Acquisitions of the Corporation’s Equity Securities.

A.            Restrictions. The definitions and other provisions set forth in Article 9.A are also applicable to this Article 10. No Person shall directly or indirectly Offer to Acquire or Acquire the Beneficial Ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of the Corporation, or (ii) any securities convertible into, or exercisable for, any equity securities of the Corporation if, assuming conversion or exercise by such Person of all securities of which such Person is the Beneficial Owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such Person is not the Beneficial Owner), such Person would be the Beneficial Owner of more than 10% of any class of an equity security of the Corporation.

B.            Exclusions. The foregoing restrictions shall not apply to (i) any Offer with a view toward public resale made exclusively to the Corporation by underwriters or a selling group acting on its behalf, (ii) any employee benefit plan or arrangement established by the Corporation or its Subsidiaries and any trustee of such a plan or arrangement, and (iii) any other Offer or acquisition approved in advance by the affirmative vote of two-thirds of the Corporation’s Board of Directors.

C.            Remedies. In the event that shares are acquired in violation of this Article 10, all shares Beneficially Owned by any Person in excess of 10% shall be considered “Excess Shares” and shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as Voting Shares in connection with any matters submitted to shareholders for a vote, and the Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of the sale.

Article 11. Address and Registered Agent.

The street address of the initial principal office of the Corporation is 235 N. Court Street, Opelousas, Louisiana 70590.

The Corporation’s initial registered agent is CT Corporation System and its initial registered agent’s office is 3867 Plaza Tower Dr., Baton Rouge, Louisiana 70816-4378.

Article 12. Amendment of Articles and Bylaws.

A.            Articles. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders herein are granted subject to this reservation. No amendment, addition, alteration, change or repeal of these Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and thereafter is approved by the holders of a majority (except as provided below) of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change or repeal any provision inconsistent with Articles 6, 7, 8, 9, 10 and 12.

B.           Bylaws. The Board of Directors, to the extent permitted by law, or shareholders may adopt, alter, amend or repeal the Bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors. Such action by the shareholders shall require the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, provided that the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change or repeal any provision Articles II, IV, VIII and XII of the Bylaws.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Louisiana Business Corporation Act, as amended, through these Articles of Incorporation, has caused these Articles of Incorporation to be signed by its President and Chief Executive Officer, who hereby declares and certifies that the facts herein stated are true and who has hereunto set his hand this 26th day of February, 2021.

ATTEST	ST. LANDRY HOMESTEAD FEDERAL SAVINGS BANK

/s/Ted D. Bellard	By:	/s/Joseph B. Zanco
Ted D. Bellard		Joseph B. Zanco
Secretary		President and Chief Executive Officer

11